Exhibit 99.1
PRESS RELEASE CONTACT:
MICHAEL SENKEN
PHONE: (770) 651-9100

MiMedx Announces First Quarter 2016 Results

Company Records Record QUARTERLY Revenue of $53.4 Million

Marietta, Georgia, April 25, 2016, (PR Newswire) -- MiMedx Group, Inc. (NASDAQ: MDXG), the leading regenerative medicine company utilizing human amniotic tissue and patent-protected processes to develop and market advanced products and therapies for the Wound Care, Surgical, Orthopedic, Spine, Sports Medicine, Ophthalmic, and Dental sectors of healthcare, announced today its results for the first quarter of 2016.

First Quarter 2016 Highlights

•	Q1 2016 revenue of $53.4 Million is 31% increase over Q1 2015 revenue

•	Surgical, Sports Medicine and Orthopedics (SSO) revenue of $14.1 million grew 28% over Q1 2015

•	Wound Care revenue of $39.3 million grew 32% over Q1 2015

•	Completed acquisition of Stability Biologics

•	Adjusted gross margin* of 86.5%

•	17th consecutive quarter of positive Adjusted EBITDA*

•	Adjusted EBITDA* of $9.1 million

•	Adjusted Net Income* of $4.9 million

•	Adjusted EPS* of $0.04 diluted
* See Tables provided with this Release for a reconciliation of GAAP to non-GAAP measures. These non-GAAP measures include adjustments for non-cash charges associated with purchase accounting, normalization of tax expense and one-time non-recurring cash charges.

First Quarter 2016 GAAP Results (includes purchasing accounting and one-time non-recurring charges related to the acquisition of Stability Biologics)

•	Gross margin of 85.1%

•	Net Income of $1.2 million

•	EPS of $0.01 diluted

Results for First Quarter Ended March 31, 2016
The Company recorded record revenue for the 2016 first quarter of $53.4 million, a $12.6 million or 31% increase over 2015 first quarter revenue of $40.8 million. The Company’s Adjusted Gross Margin for the quarter ended March 31, 2016 was 86.5%. Adjusted EBITDA for the quarter ended March 31, 2016 was $9.1 million. Adjusted Net Income for the quarter ended March 31, 2016 was $4.9 million, or $0.04 per diluted common share.

Management Commentary on Results
Parker H. “Pete” Petit, Chairman and CEO, stated, “As we have previously discussed, our revenue miss in the first quarter was primarily related to issues associated with the major changes in our sales management processes. These included the installation of a sophisticated Sales Management System (SMS), new realignment requirements for the field sales organization into totally separate Wound Care and SSO sales structures, and the initial integration of Stability Biologics into the organization.”

Petit continued, “I am very pleased to report that in the first three weeks of April, our revenue is up over 25% compared to the first three weeks of January. This is very encouraging, and it probably indicates that our system changes are beginning to take effect. However, in no way should this be construed that we expect second quarter revenue to be 25% higher than first quarter revenue. This is merely a statistic that indicates for this three week period, the issues that negatively impacted the first quarter’s sales productivity should be behind us. There could be other factors that may reduce that efficiency as the second quarter progresses.”

Bill Taylor, President and COO, said, “Relative to the integration of Stability Biologics, we are in the process of raising their production capabilities in certain product lines. Particularly, those production capacities related to the burn applications are being increased. However, we are also seeing indications that our Physio® bone product is moving more slowly through the value analysis committees than we anticipated. We are busy obtaining and developing additional clinical and scientific information on Physio, which we expect will drive incremental demand, but this will also take some additional time. At this stage of the Stability Biologics integration, we continue to see the growth opportunities that this acquisition and its diverse sales organization and sales channels consisting of direct sales employees and approximately 100 independent sales agents and distributors will have on our SSO growth.”

Taylor added, “In addition, we are developing a new product offering in our OrthoFlo family. This was alluded to at our Analyst Day presentation last October. While our existing product has been received well, we already have the next generation product in pre-production status. This should greatly increase the clinical as well as logistical efficiencies. We will provide further information on these products during our second quarter earnings report.”

Taylor noted, “At the beginning of the second quarter, we began rolling out our latest product additions, EpiCord™ and AmnioCord™. These products were also discussed in our Analyst Day presentation. EpiCord and AmnioCord are new products that are derived from a previously discarded part of the placenta. They are minimally manipulated, dehydrated, umbilical cord allografts for homologous use. These allografts provide an excellent alternative to EpiFix and AmnioFix when the physician desires a thicker membrane in various surgical procedures.”

The Company stated in its press release of April 10, 2016, that it plans to introduce a totally new product line that has both surgical and certain wound care applications. “In mid-year, we will introduce this new product line that utilizes the remaining placenta not used in the production of current allografts. After these allografts are processed, there is ample placental tissue available to give us excellent capabilities with certain new products. These products will include the manufacture of collagen materials from the remaining placental material. As these products enter the market, we will give shareholders additional detail,” explained Taylor.

GAAP Earnings, Liquidity and Cash Flow
Due to the impact of the acquisition of Stability Biologics in January 2016 and the release of the valuation allowance on the deferred tax asset on reported tax expense in 2015 on results, the Company has decided to provide adjusted non-GAAP measures to provide comparability of normal ongoing operating results. Beginning this quarter, the Company has reported Adjusted Gross Margin*, Adjusted EBITDA*, Adjusted Net Income* and Adjusted EPS* to normalize results for comparison purposes in addition to reporting GAAP results as summarized below.
The Company recorded Net Income of $1.2 million for the quarter ended March 31, 2016, or $0.01 per diluted common share, as compared to a Net Income of $4.1 million, or $.04 per diluted common share, for the quarter ended March 31, 2015.

First quarter 2016 R&D expenses were $2.5 million or 4.7% of Net Sales, an increase of $665,000 over first quarter 2015 R&D expenses of $1.8 million.
Selling, general and administrative (“SG&A”) expenses for the first quarter of 2016 were $40.6 million, an $11.3 million increase over first quarter of 2015 SG&A expenses of $29.3 million. Increases in SG&A were due to the continuation of the buildup of the Company’s direct sales force in Wound Care and SSO sales channels and increased patent litigation costs.
Cash on hand as of March 31, 2016 was $15.1 million, as compared to $28.5 million as of December 31, 2015. Net working capital as of March 31, 2016 decreased $3.1 million to $66.4 million, as compared to $69.5 million as of December 31, 2015. The Company recorded negative net cash flow from operating activities of $977,000 for the quarter ended March 31, 2016. In addition to the customary first quarter payments for annual incentives and year-end commissions, the Company provided an addition of $4 million in working capital due to the acquisition of Stability Biologics.
The impact to net cash flow from investing activities was $7.6 million for the purchase of Stability Biologics, which includes the initial payment and the payoff of assumed debt, plus $2.0 million in normal capital expenditures.
The Company continued to pursue its share repurchase strategy during the first quarter of 2016 with $3.5 million in repurchased shares, bringing the total amount since the inception of the program in the second quarter of 2014 through March 31, 2016 to $49.2 million in repurchased shares.

Revenue Breakdown
The Company distinguishes revenue in two categories: (1) Wound Care and (2) SSO, which includes Original Equipment Manufacturer (“OEM”) applications. For first quarter of 2015, Wound Care revenue was $39.3 million, representing 73.6% of total revenue, and SSO (including OEM) revenue was $14.1 million, representing 26.4% of total revenue.

Outlook for Second Quarter and Full Year 2016
MiMedx announced its second quarter revenue guidance and revised its full year 2016 revenue and Adjusted EPS guidance that was communicated in the Company’s press release of February 23, 2016. The Company’s guidance is inclusive of the Stability Biologics acquisition and it includes:

•	Second quarter of 2016 revenue estimated to be in the range of $55.7 to $57 million

•	Full Year 2016 revenue forecasted to be in the range of $242.5 to $250 million

•	Full Year 2016 Adjusted EPS* estimated to be in the range of $0.30 to $0.32

“In spite of our accelerated revenue ramp rate compared to early January, the variables related to the new Stability Biologics products roll-outs, and the remaining optimization and utilization of our new SMS, we think it is prudent to adjust our financial projections for the second quarter and full year 2016. While we are slightly lowering our projections, they still represent a full year revenue growth rate in excess of 30% and Adjusted EPS* growth rate of 43% over 2015 Adjusted EPS* of $0.21. We want to very quickly return to the same predictable performance that yielded the 17 straight quarters of performing at or above expectations,” concluded Petit.

Earnings Call
MiMedx management will host a live broadcast of its first quarter 2016 results conference call on Tuesday, April 26, 2016, beginning at 10:30 a.m. eastern time. A listen-only simulcast of the MiMedx Group conference call will be available on-line at the Company’s website at www.mimedx.com. A 30-day on-line replay will be available approximately one hour following the conclusion of the live broadcast. The replay can also be found on the Company’s website at www.mimedx.com.

Use of Non-GAAP Financial Measures
Management has disclosed adjusted financial measurements in this press announcement that present financial information that is not in accordance with generally accepted accounting principles (“GAAP”). These measurements are not a substitute for GAAP measurements, although Company management uses these measurements as aids in monitoring the Company's on-going financial performance from quarter-to-quarter and year-to-year on a regular basis and for benchmarking against other medical technology companies. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures, see the accompanying tables to this release. Adjusted financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider adjusted measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

About MiMedx
MiMedx® is an integrated developer, processor and marketer of patent protected and proprietary regenerative biomaterial products and bioimplants processed from human amniotic membrane and other birth tissues and human skin and bone. “Innovations in Regenerative Biomaterials" is the framework behind our mission to give physicians products and tissues to help the body heal itself. Our biomaterial platform technologies are AmnioFix®, EpiFix®, OrthoFlo, Physio®, AlloBurn™, and CollaFix™. AmnioFix and EpiFix are our tissue technologies processed from human amniotic membrane derived from donated placentas. Elected in advance of delivery through our donor program, a mother delivering a healthy baby via scheduled full-term Caesarean section birth may donate the placenta in lieu of having it discarded as medical waste. We process the human amniotic membrane utilizing our proprietary PURION® Process, to produce a safe and effective implant. MiMedx is the leading supplier of amniotic tissue, having supplied over 600,000 allografts to date for application in the Wound Care, Burn, Surgical, Orthopedic, Spine, Sports Medicine, Ophthalmic and Dental sectors of healthcare. We recently introduced OrthoFlo, an amniotic fluid derived allograft for homologous use. Amniotic fluid is donated by a consenting mother delivering a full-term healthy baby by scheduled Caesarean section. Through the recent acquisition of Stability Biologics, our newest proprietary platforms include Physio, a unique bone grafting material comprised of 100% bone tissue with no added carrier, thus maximizing bone forming potential, a demineralized bone matrix (DBM) to complement our product portfolio offerings within the Orthopedic market and AlloBurn, a skin product for burns. CollaFix, our next technology platform we plan to commercialize, is our collagen fiber technology, developed with our patented cross-linking polymers, designed to mimic the natural composition, structure and mechanical properties of musculoskeletal tissues in order to augment their repair. CollaFix is the only biological, biodegradable, biomimetic technology that matches human tendon in strength and stiffness. The Company’s wholly-owned subsidiary, Stability Biologics, LLC, is accredited by the American Association of Tissue Banks (AATB) and registered with the FDA. The Company distinguishes its revenue in two primary regenerative medicine specialties of “Wound Care” and “SSO.” The Company defines SSO as surgical, sports medicine and orthopedics with spinal procedures included in orthopedics and abdominal, and lower pelvic procedures included in surgical.

Safe Harbor Statement
This press release includes statements that look forward in time or that express management's beliefs, expectations or hopes. Such statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to the Company’s financial expectations for second quarter and full year 2016, the reasons for the revenue miss in first quarter 2016, Stability Biologics’ production capacity, that additional clinical and scientific information on Physio is expected to drive demand, expected growth opportunities for the Stability Biologics business, new product opportunities and expected applications, and that the Company will return to predictable performance levels. These statements are based on current information and belief, and are not guarantees of future performance. Among the risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements include that that the Company's revenue may not grow as expected or may decline; even if revenue is achieved, the Company may not be able to achieve its earnings projections; that additional or different factors contributed to the Company’s first quarter revenue shortfall; that Stability Biologics' products do not have the expected impact on MiMedx sales in certain markets or in any market; the growth of Stability Biologics is not as anticipated or the business does not otherwise perform as anticipated; that the issues contributing to the first quarter revenue shortfall have not been resolved and are not temporary, and therefore could impact future quarters; that the new SMS will not perform as anticipated or have the anticipated benefits; that the Company is unable to launch the new product lines as expected or that the product lines do not have the impact on the marketplace as expected; that Stability Biologics’ production capacity is not as expected or the capacity does not translate to sales; that additional clinical and scientific information on Physio is not favorable as expected or otherwise does not translate to additional demand; that the medical community does not accept or adopt new products; that the Company is unable to obtain reimbursement for new products; and the risk factors detailed from time to time in the Company's periodic Securities and Exchange Commission filings, including, without limitation, its 10-K filing for the fiscal year ended December 31, 2015. By making these forward-looking statements, the Company does not undertake to update them in any manner except as may be required by the Company's disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.

Investor Contact:
COCKRELL GROUP
Rich Cockrell
877-889-1972
investorrelations@thecockrellgroup.com
cockrellgroup.com

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	March 31, 2016 (unaudited)	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$15,117	$28,486
Short term investments	2,500	3,000
Accounts receivable, net	53,882	53,755
Inventory, net	17,967	7,460
Prepaid expenses and other current assets	5,774	3,609
Total current assets	95,240	96,310
Property and equipment, net of accumulated depreciation	12,123	9,475
Goodwill	30,730	4,040
Intangible assets, net of accumulated amortization	33,710	10,763
Deferred tax asset, net	4,940	14,838
Deferred financing costs and other assets	$477	$487
Total assets	$177,220	$135,913
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$13,059	$6,633
Accrued compensation	9,394	15,034
Accrued expenses	5,137	4,644
Other current liabilities	1,252	466
Total current liabilities	28,842	26,777
Earn out liability	33,240	—
Other liabilities	895	1,148
Total liabilities	62,977	27,925
Commitments and contingencies
Stockholders' equity:
Preferred stock; $.001 par value; 5,000,000 shares authorized and 0 shares issued and outstanding	—	—
Common stock; $.001 par value; 150,000,000 shares authorized; 109,539,420 issued and 109,466,073 outstanding at March 31, 2016 and 109,467,416 issued and 107,361,471 outstanding at December 31, 2015	109	109
Additional paid-in capital	151,659	163,133
Treasury stock at cost: 73,347 shares at March 31, 2016 and 2,105,945 shares at December 31, 2015	(592)	(17,124)
Accumulated deficit	(36,933)	(38,130)
Total stockholders' equity	114,243	107,988
Total liabilities and stockholders' equity	$177,220	$135,913

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended March 31,
	2016	2015
Net sales	$53,367	$40,767
Cost of sales	7,946	5,148
Gross margin	45,421	35,619

Operating expenses:
Research and development expenses	2,496	1,831
Selling, general and administrative expenses	40,648	29,308
Amortization of intangible assets	810	233
Operating income	1,467	4,247

Other income (expense), net
Interest (expense), net	(56)	(14)

Income before income tax provision	1,411	4,233
Income tax provision	(214)	(146)

Net income	$1,197	$4,087

Net income per common share - basic	$0.01	$0.04

Net income per common share - diluted	$0.01	$0.04

Weighted average shares outstanding - basic	105,538,271	105,820,335

Weighted average shares outstanding - diluted	112,039,860	113,638,551

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net income	$1,197	$4,087
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	734	354
Amortization of intangible assets	810	233
Amortization of inventory fair value step - up	734	—
Amortization of deferred financing costs	49	—
Share-based compensation	4,615	3,933
Increase (decrease) in cash net of effects of acquisition resulting from changes in:
Accounts receivable	1,874	(4,329)
Inventory	(264)	885
Prepaid expenses and other current assets	(2,066)	(801)
Other assets	209	(26)
Accounts payable	(4,265)	1,789
Accrued compensation	(5,640)	(2,803)
Accrued expenses	493	1,111
Other liabilities	543	(223)
Net cash flows from operating activities	(977)	4,210

Cash flows from investing activities:
Purchases of equipment	(2,008)	(1,347)
Purchases of Stability Inc., net of cash acquired	(7,631)	—
Fixed maturity securities redemption	500	500
Patent application costs	(147)	(201)
Net cash flows from investing activities	(9,286)	(1,048)

Cash flows from financing activities:
Proceeds from exercise of stock options	1,138	1,276
Stock repurchase under repurchase plan	(3,530)	(12,295)
Stock repurchase for tax withholdings on vesting of restricted stock	(684)	—
Deferred financing costs	(20)	—
Payments under capital lease obligations	(10)	(29)
Net cash flows from financing activities	(3,106)	(11,048)

Net change in cash	(13,369)	(7,886)

Cash and cash equivalents, beginning of period	28,486	46,582
Cash and cash equivalents, end of period	$15,117	$38,696

MIMEDX GROUP, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures and Reconciliation

In addition to our GAAP results we provide adjusted EBITDA, adjusted gross margin, adjusted net income and adjusted diluted net income per share. Adjusted EBITDA consists of GAAP net income excluding: (i) depreciation and amortization, (ii) other income (expense), (iii) interest income and expense, (iv) income taxes, (v) one time acquisition related costs, (vi) the effect of purchase accounting due to acquisitions and (vii) share-based compensation expense. The Company believes that the presentation of these measures provides important supplemental information to management and investors regarding the operational use of cash. Adjusted gross margin consists of GAAP gross margin excluding amortization of inventory fair value step-up. Adjusted net income and diluted net income per share consists of GAAP net income excluding: (i) one time acquisition related costs, (ii) amortization of inventory fair value step-up, (iii) amortization of intangible assets and (iv) share-based compensation. Due to the impact of the acquisition of Stability Biologics in January 2016 and the release of the valuation allowance on the deferred tax asset on reported tax expense in 2015 on results, the Company has decided to provide adjusted non-GAAP measures to provide comparability of normal ongoing operating results. Beginning this quarter, the Company has reported Adjusted Gross Margin, Adjusted Net Income and Adjusted EPS to normalize results for comparison purposes in addition to reporting GAAP results as summarized below. Reconciliations of GAAP net income to adjusted EBITDA, GAAP gross margin to adjusted gross margin and GAAP net income to adjusted net income for the Quarters ended March 31, 2016 and 2015 appear in the financial tables below.

Reconciliation of Net Income to “Adjusted EBITDA” defined as Earnings before Financing expense, Interest, Taxes, Depreciation, Amortization, One Time Costs and Share-Based Compensation (in thousands):

	Three Months Ended March 31,
	2016	2015
Net Income (Per GAAP)	$1,197	$4,087

Add back:
Income taxes	214	146
One time costs incurred in connection with acquisition	713	—
Amortization of inventory fair value step-up	734	—
Other interest (income) expense, net	56	14
Depreciation expense	734	354
Amortization of intangible assets	810	233
Share - based compensation	4,615	3,933
Adjusted EBITDA	$9,073	$8,767

Reconciliation of "Adjusted Gross Margin” defined as Gross Margin before Amortization of inventory fair value step-up
(in thousands):

	Three Months Ended March 31,
	2016	2015
Gross Margin (Per GAAP)	$45,421	$35,619

Non-GAAP Adjustments:
Amortization of inventory fair value step-up	734	—
Gross Margin before Amortization of inventory fair value step - up	$46,155	$35,619
Adjusted Gross Margin	86.49%	87.37%

Reconciliation of Net Income "Adjusted Earnings per Share” defined as Net Income less Amortization, One Time Costs and Share-Based Compensation (in thousands, except share and per share data):

	Three Months Ended March 31,
	2016	2015
Net Income (Per GAAP)	$1,197	$4,087

Non-GAAP Adjustments:
Tax rate normalization*	(350)	(1,634)
One time costs incurred in connection with acquisition	713	—
Amortization of inventory fair value step-up	734	—
Amortization of intangible assets	810	233
Share - based compensation	4,615	3,933
Estimated income tax impact from adjustments *	(2,777)	(1,751)
Adjusted Net Income	$4,942	$4,868
Adjusted diluted net income per share	$0.04	$0.04
Denominator for diluted earnings per share - weighted average shares adjusted for dilutive securities	112,039,860	113,638,551

* Assumes a normalized tax rate of 42% for 2015 and 40% for 2016.

MIMEDX GROUP, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures and Reconciliation - Guidance

In addition to our GAAP results we provide adjusted EBITDA, adjusted gross margin, adjusted net income and adjusted diluted net income per share. Adjusted EBITDA consists of GAAP net income excluding: (i) depreciation and amortization, (ii) other income (expense), (iii) interest income and expense, (iv) income taxes, (v) one time acquisition related costs, (vi) the effect of purchase accounting due to acquisitions and (vii) share-based compensation expense. The Company believes that the presentation of these measures provides important supplemental information to management and investors regarding the operational use of cash. Adjusted gross margin consists of GAAP gross margin excluding amortization of inventory fair value step-up. Adjusted net income and diluted net income per share consists of GAAP net income excluding: (i) one time acquisition related costs, (ii) amortization of inventory fair value step-up, (iii) amortization of intangible assets and (iv) share-based compensation. Due to the impact of the acquisition of Stability Biologics in January 2016 and the release of the valuation allowance on the deferred tax asset on reported tax expense in 2015 on results, the Company has decided to provide adjusted non-GAAP measures to provide comparability of normal ongoing operating results. Beginning this quarter, the Company has reported Adjusted Gross Margin, Adjusted Net Income and Adjusted EPS to normalize results for comparison purposes in addition to reporting GAAP results as summarized below. Reconciliations of GAAP net income to adjusted EBITDA, GAAP gross margin to adjusted gross margin and GAAP net income to adjusted net income for the Year ended December 31, 2016 and 2015 appear in the financial tables below.

Reconciliation of Net Income to “Adjusted EBITDA” defined as Earnings before Financing expense, Interest, Taxes, Depreciation, Amortization, One Time Costs and Share-Based Compensation (in thousands):

	Projected Year Ended December 31, 2016		Actual
	Low	High	2015
Net Income (Per GAAP)	$19,231	$21,456	$29,446

Add back:
Income taxes	13,046	14,557	(5,168)
One time costs incurred in connection with acquisition	713	713	—
Amortization of inventory fair value step-up	2,268	2,268	—
Other interest (income) expense, net	224	224	86
Depreciation expense	3,753	3,753	1,799
Amortization of intangible assets	3,261	3,261	933
Share-based compensation	19,000	19,000	16,896
Adjusted EBITDA	$61,496	$65,232	$43,992

Reconciliation of "Adjusted Gross Margin” defined as Gross Margin before Amortization of inventory fair value step-up
(in thousands):

	Projected Year Ended December 31, 2016		Actual
	Low	High	2015
Gross Margin (Per GAAP)	$208,842	$215,592	$167,094

Non-GAAP Adjustments:
Amortization of inventory fair value step-up	2,268	2,268	—
Gross Margin before Amortization of inventory fair value step - up	$211,110	$217,860	$167,094
Adjusted Gross Margin	87.06%	87.14%	89.21%

Reconciliation of Net Income "Adjusted Earnings per Share” defined as Net Income less Amortization, One Time Costs and Share-Based Compensation (in thousands, except share and per share data):

	Projected Year Ended December 31, 2016		Actual
	Low	High	2015
Net Income (Per GAAP)	$19,231	$21,456	$29,446

Non-GAAP Adjustments:
Tax rate normalization*	—	—	(15,374)
One time costs incurred in connection with acquisition	713	713	—
Amortization of inventory fair value step-up	2,268	2,268	—
Amortization of intangible assets	3,261	3,261	933
Share - based compensation	19,000	19,000	16,896
Estimated income tax impact from adjustments*	(10,203)	(10,203)	(7,495)
Adjusted Net Income	$34,270	$36,495	$24,406
Adjusted diluted net income per share	$0.30	$0.32	$0.21
Denominator for diluted earnings per share-weighted average shares adjusted for dilutive securities	114,156,000	114,156,000	113,628,482

* Assumes a normalized tax rate of 42% for 2015 and 40% for 2016.